NEWS RELEASE	TALX

Contact:	L. Keith Graves
Phone:	314-214-7000
E-mail:	lkg@talx.com

TALX CEO SIGNS NEW 10b5-1 TRADING PLAN

      ST. LOUIS, MO (June 3, 2005) – TALX Corporation (NASDAQ: TALX) today announced that William W. Canfield, president and chief executive officer of the Company, has established a plan to sell up to 90,000 shares of the Company’s common stock he owns in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. The plan is effective immediately, although no trading is permitted under the plan until June 15, 2005.

      Rule 10b5-1 allows corporate executives to establish pre-arranged plans to purchase or sell a specified number of shares of Company stock in accordance with a plan schedule. Once a plan is established the executive does not retain or exercise any discretion over purchases or sales of stock under the plan and the pre-planned trades can be executed at later dates as set forth in the plan, without regard to any subsequent material non-public information that the executive might receive. The plans may be entered into only when the executive is not in possession of material non-public information.

      Under this plan, Mr. Canfield has directed a broker unaffiliated with the Company to sell, subject to certain conditions and specified limitations, up to 90,000 shares of TALX common stock held by him over the period that will commence June 15, 2005 and will end no later than December 15, 2005, with a maximum of 30,000 shares to be sold in any calendar month. Under the plan, Mr. Canfield will have no control over the timing of the sales of his TALX common stock. Mr. Canfield has informed the Company that the transactions under this plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

      TALX Corporation is a leading business process outsourcer of payroll data-centric services. Based in St. Louis, Missouri, TALX holds a leadership position in two key employment-related services — automated employment and income verification services via The Work Number® and tax management services via UC eXpress®. TALX also provides paperless payroll services, W-2 services, time entry and approval services, automated hiring services, and tax credit consulting and administrative services. The company’s common stock trades on The Nasdaq National Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com.

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